Exhibit 10.2

MKS Instruments, Inc.

Management and Key Employee Bonus Plan

(as approved by the Compensation Committee on February 12, 2018)

1.	Purpose:

The Management and Key Employee Bonus Plan (the “Plan”) provides certain executive officers1 of MKS Instruments, Inc. (“MKS” or the “Company”) designated by the Compensation Committee of the Board of Directors of MKS (the “Compensation Committee”) and other key employees of MKS with the opportunity to benefit financially for improving MKS’ overall business performance by the receipt of annual cash incentive payments (the “Participants”). Eligible employees are those who work in positions that influence how well MKS performs. Participation in this Plan for employees who are not executive officers or whose participation is not otherwise approved by the Compensation Committee requires the approval of the most senior individual in the applicable organization as well as Human Resources and the Chief Executive Officer.

2.	Determination of a Participant’s Bonus Amount:

Each Participant’s actual bonus payout under the Plan, if any, will be determined by multiplying the Participant’s Target Bonus Amount by the Company Performance Score, each as defined below.

2.1.	Participant’s Target Bonus Amount:

Participant’s target bonus amount, which is attached on Exhibit A, is equal to a percentage of Participant’s Eligible Earnings for the fiscal year being measured (“Measurement Year”) under the Plan (“Target Bonus Amount”). Eligible Earnings are defined as eligible W-2 earnings received during the Measurement Year (i.e. base salary including regular, holiday, vacation, sick and retro pay, but not including bonus payments). A Participant’s Target Bonus Amount will not exceed 120% of his or her Eligible Earnings.

2.2.	Company Performance Score:

Company performance will be measured using one financial metric, Company Non-GAAP Operating Income, which is defined under this Plan for all Participants as GAAP Operating Income for the Measurement Year, excluding any charges or income not related to the operating performance of MKS. Company performance levels with respect to this metric for the Measurement Year are set forth on Exhibit B hereto. These performance levels were recommended by MKS management and approved by the Compensation Committee. After the conclusion of the Measurement Year, the Compensation Committee will review MKS’ performance with respect to this metric for such year and approve a score based upon achievement of the performance level set forth in Exhibit B ranging from zero to a maximum of 200% (“Company Performance Score”). All of a Participant’s bonus is tied to the achievement level of this Company financial metric.

[1]	“Executive officers” for the purposes of this Plan are executive officers as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended.

3.	Clawback:

Any bonus payment made hereunder shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company clawback policy (the “Clawback Policy”) or any applicable law, as may be in effect from time to time. The Participant hereby acknowledges and consents to the Company’s application, implementation and enforcement of (i) any applicable Clawback Policy in effect at the time the Participant is notified of his or her eligibility to receive the award under this Plan and (ii) any provision of applicable law relating to cancellation, recoupment, rescission or payment of compensation, and agrees that the Company may take such actions as may be necessary to effectuate the Clawback Policy without further consideration or action.

4.	Bonus Payment Date:

Bonus payouts under this Plan shall be made as soon as possible after the performance assessment has been completed with respect to the Measurement Year and approved by the Compensation Committee, but in no event later than March 15 of the subsequent year.

5.	Administration:

The Plan will be administered by the Compensation Committee. The Compensation Committee shall have authority to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Compensation Committee may construe and interpret the terms of the Plan. The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. All decisions by the Compensation Committee shall be made in the Compensation Committee’s sole discretion and shall be final and binding on all persons having or claiming any interest in this Plan.

6.	Amendment and Termination:

The Compensation Committee may amend, suspend or terminate the Plan or any portion thereof at any time. The Plan shall remain in effect until terminated.

7.	Miscellaneous:

7.1	No Right to Employment:

In no way does participation in the Plan create a contract or a right of employment.

7.2	Tax Withholding:

The Company shall have the right to deduct from all payments under the Plan any federal, state or local taxes required by law to be withheld with respect to such payments.

7.3	Governing Law:

The provisions of the Plan and all awards made hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the Commonwealth of Massachusetts.

7.4	Limitations on Liability:

Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the approval of the Company’s Board of Directors) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

7.5	Participants are Unsecured Creditors:

Participants and their heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company by virtue of participation in the Plan. The Company’s obligation under the Plan shall be that of an unfunded and unsecured promise of the Company to pay money in the future.

7.6	IRC Section 409A:

The Plan is intended to either be exempt from, or to comply with, all provisions of IRC Section 409A and to the maximum extent possible shall be so interpreted and administered. Without limiting the generality of the foregoing, to the extent that any amount that becomes payable to any Participant by reason of such Participant’s separation from service, as defined in the IRC Section 409A, is subject to IRC Section 409A, and that such Participant is a “specified employee” as defined in IRC Section 409A at the time of such separation from service, such amount shall not be paid until the earlier of the first day of the seventh month following the month that includes the separation from service or the date of the Participant’s death. Notwithstanding the foregoing, in no event shall the Company be liable to any Participant for any tax or penalty imposed upon the Participant pursuant to IRC Section 409A or otherwise.

Exhibit A

Participant:

2018 Target Bonus Amount:         % of Eligible Earnings

Exhibit B